Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percentage of Ownership by the Registrant
BeiGene 101	Cayman Islands	100%
BeiGene AUS Pty Ltd.	Australia	100%
BeiGene (Beijing) Co., Ltd.	People’s Republic of China	100%
BeiGene Biologics Co., Ltd.	People’s Republic of China	95%
BeiGene (Canada) ULC	Canada	100%
BeiGene ESP, S.L.	Spain	100%
BeiGene France Sarl	France	100%
BeiGene Germany GmbH	Germany	100%
BeiGene Guangzhou Biologics Manufacturing Co., Ltd.	People’s Republic of China	95%
BeiGene (Guangzhou) Co., Ltd.	People’s Republic of China	100%
BeiGene (Hong Kong) Co., Limited	Hong Kong	100%
Beijing Innerway Bio-tech Co., Ltd.	People’s Republic of China	100%
BeiGene (Italy) Sarl	Italy	100%
BeiGene Ireland Limited	Republic of Ireland	100%
BeiGene Korea Y.H.	Korea	100%
BeiGene Pharmaceuticals (Guangzhou) Co., Ltd.	People’s Republic of China	100%
BeiGene Pharmaceutical (Shanghai) Co., Ltd.	People’s Republic of China	100%
BeiGene (Shanghai) Co., Ltd.	People’s Republic of China	95%
BeiGene (Shanghai) Research & Development Co., Ltd.	People’s Republic of China	100%
BeiGene Singapore Pte., Ltd.	Singapore	100%
BeiGene (Suzhou) Co., Ltd.	People’s Republic of China	100%
BeiGene Switzerland GmbH	Switzerland	100%
BeiGene (Taiwan) Limited	Republic of China	100%
BeiGene UK, Ltd.	United Kingdom	100%
BeiGene United Kingdom, Ltd.	United Kingdom	100%
BeiGene USA, Inc.	United States	100%
Mapkure, LLC	United States	71%